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                                                                    EXHIBIT 99.1

                                LAMAR MEDIA CORP.
                            5551 CORPORATE BOULEVARD
                              BATON ROUGE, LA 70808

       LAMAR MEDIA CORP. PRICES $125 MILLION IN SENIOR SUBORDINATED NOTES

Baton Rouge, LA - Friday, May 30, 2003 - Lamar Media Corp., a wholly-owned subsidiary of Lamar Advertising Company (NASDAQ: LAMR), announced that it has agreed to sell an aggregate principal amount of $125 million of 7 1/4% senior subordinated notes due 2013 in an institutional private placement, as previously announced. The issue price is 103.661% to yield 6 5/8%, resulting in net proceeds of approximately $127.7 million. The notes will have the same terms and conditions as the 7 1/4% senior subordinated notes due 2013 issued by Lamar Media in December 2002. The net proceeds of the offering will be used to redeem $100 million of the outstanding $199 million principal amount of Lamar Media's 8 5/8% senior subordinated notes due 2007 and to prepay a portion of outstanding loans under the Company's credit facility. The closing of the offering is expected in mid June and is subject to customary terms and conditions. On May 29, 2003, Lamar Media called for redemption on June 28, 2003 $100 million principal amount of the outstanding 8 5/8% notes at the mandatory call price of 104.313% of the principal amount plus accrued and unpaid interest.

This announcement is neither an offer to sell nor a solicitation to buy any of the notes.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside of the United States in accordance with Regulation S under the Securities Act. Unless so registered, the notes may not be sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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